Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Announces Promotion of

Ryan J. Faulkingham to Chief Financial Officer

James J. Bottiglieri to Retire as of November 30, 2013

Westport, Conn., July 11, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that Ryan J. Faulkingham, CPA, Director of Financial Reporting, has been promoted to Chief Financial Officer (CFO) effective November 30, 2013. He will succeed James J. Bottiglieri, who will retire as of the same date. Mr. Bottiglieri has served as CFO since CODI’s inception in 2005 and will remain a member of the Company’s Board of Directors.

Alan Offenberg, CODI’s Chief Executive Officer, commented, “Jim has played an integral role in the growth of our Company during his tenure as CFO and we are grateful for his significant contributions. Under his leadership, CODI has built and maintained a highly effective and transparent finance operation, a core differentiator for our Company. Our strong financial infrastructure will continue to serve CODI well in the years ahead and we are pleased Jim will remain as CFO through November to ensure a smooth transition and maintain his directorship on CODI’s Board. We wish him all the best in his upcoming retirement.”

“At CODI, we pride ourselves on the depth of our accomplished team and I am delighted Ryan Faulkingham has been promoted to CFO,” added Mr. Offenberg. “Ryan’s promotion is well deserved based on the strong skillset and high degree of integrity he has demonstrated since joining CODI five years ago. His deep knowledge of our Company as well as our subsidiary businesses, combined with his dedication and natural leadership, provide an ideal fit to succeed Jim as we continue to leverage our balance sheet strength and execute our growth strategy.”

Mr. Faulkingham, 36, has approximately 15 years of experience in finance and auditing, and is a Certified Public Accountant. In his new capacity as CFO, he will report to Mr. Offenberg and oversee corporate financial reporting, general accounting, financial strategy, budgeting and forecasting, risk management, and more. Prior to joining CODI in 2008, Mr. Faulkingham served as a Vice President at Merrill Lynch & Co., where he prepared regulatory filings, performed technical accounting research and implemented policies to ensure compliance with internal control standards. From 2003 to 2006, he was Manager, Accounting and External Reporting at WebMD Health Corp., serving as a key contributor to the company’s 2005 initial public offering and lead finance member for numerous mergers and acquisitions. Mr. Faulkingham began his career in public accounting at Arthur Anderson and later at KPMG. He received a BS in Accounting from Lehigh University and an MBA from Fordham University.

Mr. Faulkingham stated, “I am proud and honored to be appointed as CODI’s CFO. The Company’s diverse mix of leading middle market businesses and strong future prospects provide an exciting opportunity. I look forward to working closely with Alan and the Board, and preserving the Company’s financial stewardship while investing in high-return organic growth initiatives and pursuing accretive acquisitions for the benefit of our owners.”

“It has been a pleasure serving as the Company’s CFO over the past eight years and I would like to thank the entire CODI family for providing a highly rewarding experience, both personally and professionally,” said Mr. Bottiglieri. “The Company has built an impressive track record delivering strong returns on behalf of its owners by maintaining a disciplined approach to acquiring niche market leaders, and remains well positioned for future success. Ryan is an excellent choice to lead CODI’s finance department and I look forward to supporting him throughout this transition period.”

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobaby.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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